STOCK PURCHASE AGREEMENT

BY AND AMONG

WES CONSULTING, INC.

WEB MERCHANTS INC.

FYODOR PETRENKO

AND

DMITRII SPETETCHII

January 27, 2011

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 27, 2011, by and among WES Consulting, Inc., a Florida corporation (the “Parent”); Web Merchants Inc., a Delaware corporation (the “Company”); Fyodor Petrenko, a resident of the State of New Jersey (“Petrenko”); and Dmitrii Spetetchii, a resident of the Republic of Moldova (“Spetetchii”).  The Parent, Company, Petrenko and Spetetchii are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates an acquisition of all of the issued and outstanding equity securities of the Company by the Parent, in exchange for common stock of the Company, with the result that Company will become a wholly-owned subsidiary of Parent; and

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

1.1          Purchase and Sale of Shares.  Parent hereby agrees to purchase Four Hundred (400) shares of the no par value common stock of Company (hereinafter the “Company Stock”) from Petrenko, in exchange for the issuance of Twenty-Five Million Three Hundred and Ninety-Four Thousand Four Hundred (25,394,400) shares of the $.01 par value common stock of Parent (hereinafter the “Parent Common Stock”) to Petrenko. Parent hereby further agrees to purchase Two Hundred and Sixteen (216) shares of the Company Stock from Spetetchii, in exchange for the issuance of Three Million (3,000,000) shares of Parent Common Stock to Spetetchii. The foregoing purchases shall occur at the Closing as defined hereinbelow.

1.2          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of FSB FisherBroyles LLP in Atlanta, GA commencing at 2:00 p.m. local time on January 27, 2011, or such other date as is mutually agreeable to the Parties (the “Closing Date”).

1.3          Actions at the Closing.  At the Closing:

(a)          Petrenko and Spetetchii (the “Shareholders”) shall deliver to the Parent certificates representing the shares of Company Stock specified in Section 1.1 hereinabove;

(b)          the Parent shall deliver to the Shareholders certificates representing the shares of Parent Common Stock as specified in Section 1.1 hereinabove;

(c)          The outstanding loan previously made by Petrenko to the Company in the amount of $283,016.50 (the “Petrenko Loan”) shall be converted into an additional equity contribution to the Company, by reason of Petrenko’s execution of this Agreement and without need for further actions, consents or other documentation;

(d)          Spetetchii shall be repaid, in immediately available funds, his outstanding loan to the Company in the amount of $79,000 (the “Spetetchii Loan”);

(e)          the Parent will make the payment of Twenty-One Thousand Dollars ($21,000.00) to Spetetchii, in immediately available funds, as required by the Non-Compete Agreement; and

(f)           the following documents shall be duly executed and delivered by the respective parties thereto (collectively, the “Transaction Documentation”):

(i)           Escrow Agreement, in substantially the form attached as Exhibit A to this Agreement (the “Escrow Agreement”), by and among Petrenko, Spetechii, and Transfer Online, Inc., an Oregon corporation, whereby One Million (1,000,000) shares of the Parent Common Stock to be issued to Spetechii hereunder shall be placed in escrow for four (4) years, during which time Spetechii will assign voting rights on such shares to Petrenko, and pursuant to which Spetechii shall grant a purchase option for such shares to Petrenko;

(ii)          Contribution Agreement, in substantially the form attached as Exhibit B to this Agreement (the “Contribution Agreement”), by and between Petrenko and Louis S. Friedman, the Chief Executive Officer of the Parent (“Friedman”), and relating to their several personal guarantees of various obligations of the Parent and the Company;

(iii)         Voting Agreement, in substantially the form attached as Exhibit C to this Agreement, by and between Petrenko and Friedman, with respect to (A) the shares of Parent Common Stock owned by Friedman as of Closing and shares of Parent Preferred Stock (as defined hereinbelow) that are thereafter acquired by Friedman, and (B) the shares of Parent Common Stock owned by Petrenko;

(iv)        Employment Agreement, in substantially the form attached as Exhibit D to this Agreement, by and between Petrenko and the Parent;

(v)         Employment Agreement, in substantially the form attached as Exhibit E to this Agreement, by and between Friedman and the Parent;

(vi)        Registration Rights Agreement, in substantially the form attached as Exhibit F to this Agreement, by and between the Parent and Spetetchii, providing for the granting of certain registration rights to Spetetchii with respect to Two Million (2,000,000) shares of the Parent Common Stock to be issued to Spetetchii hereunder;

(vii)       Non-Compete Agreement, in substantially the form attached as Exhibit G to this Agreement, by and between  Spetetchii  and the Parent;

(viii)      Warrant, in substantially the form attached as Exhibit H to this Agreement, issued by Spetetchii in favor of Petrenko, to purchase, for the exercise price of $.20 per share, on the terms and conditions set forth therein, from Spetetchii the shares placed in escrow pursuant to the term and conditions of the Escrow Agreement; and

(ix)         a duly executed resolution of the Company’s board of directors approving the transactions contemplated by the Transaction Documentation and authorizing a person or persons to execute the Transaction Documentation and any documents required in connection therewith.

1.4          Exemption From Registration.  Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.1 hereof in connection with the Closing will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (“SEC”), and/or Regulation S promulgated by the SEC.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE SHAREHOLDERS

The Company and each Shareholder represent and warrant to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof and accepted in writing by the Parent (the “Disclosure Schedule”).

2.1          Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware.  The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect.  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws.  The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

2.2          Capitalization.  The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, no par value per share (the “Company Shares”).  As of the date of this Agreement there are Six Hundred Sixteen (616) Company Shares are issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of all holders of Company Shares, indicating the number of Company Shares held by each holder.  All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

2.3          Authorization of Transaction.  The Shareholders have all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the other Transaction Documentation, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company and the Shareholders and constitutes a valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms.

2.4          Noncontravention.  Neither the execution and delivery by the Company or the Shareholders of this Agreement or the Transaction Documentation, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.  For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, and (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, in each case arising in the ordinary course of business of the Company and not material to the Company.

2.5          Subsidiaries.  The Company does not have any Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 5% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”). The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

2.6          Financial Statements.  The Company will provide or make available to the Parent prior to the Closing: (a) the audited consolidated balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2008 and December 31, 2009 (December 31, 2009 hereinafter defined as the “Company Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the period from January 1, 2008 through December 31, 2009 (the “Company Year-End Financial Statements”); and (b) the reviewed balance sheet of the Company (the “Company Interim Balance Sheet”) at September 30, 2010 (the “Company Interim Balance Sheet Date”) and the related statement of operations and cash flows for the nine months ended September 30, 2010 (the “Company Interim Financial Statements” and together with the Year-End Financial Statements, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent in all material respects with the books and records of the Company.

2.7          Absence of Certain Changes.  Since the Company Interim Balance Sheet Date, to the knowledge of the Company and the Shareholders, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a material adverse effect.

2.8          Undisclosed Liabilities.  The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Interim Balance Sheet, (b) liabilities which have arisen since the Company Interim Balance Sheet Date in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

2.9          Tax Matters.

(a)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)          “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)          The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  The Company has not ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.  The Company has paid on a timely basis all Taxes that were due and payable.  The Company has not had any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period).  All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

2.10        Assets.  The Company owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Except as set forth in Section 2.10 of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  No asset of the Company (tangible or intangible) is subject to any Security Interest.

2.11        Owned Real Property.  The Company does not own any real property.

2.12        Real Property Leases.  Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, and any extension and expansion options.  With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule:

(a)           the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)           the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease; and

(d)           to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.13        Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $25,000 individually, or (b) if determined adversely to the Company could have, individually or in the aggregate, a material adverse effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants to the Company and to the Shareholders that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof and accepted in writing by the Company (the “Parent Disclosure Schedule”).

3.1          Organization, Qualification and Corporate Power.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Each of the Parent and its Subsidiaries is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect.  Each of the Parent and its Subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Parent has furnished or made available to the Company complete and accurate copies of its articles of incorporation and bylaws.  Neither the Parent nor any of its Subsidiaries are in default under or in violation of any provision of its articles of incorporation or bylaws.

3.2          Capitalization.  Schedule 3.2 to this Agreement sets forth the authorized capital stock of the Parent and  all equity owners of the Parent that individually own more than five percent (5%) (and their respective percentage ownership of the Parent Common Stock), both before the Closing of the transactions contemplated hereunder, on the one hand, and immediately after the Closing of the transactions contemplated hereunder, on the other.  In addition, Schedule 3.2 includes an anticipated amendment of the Parent’s articles of incorporation to authorize the issuance of 10,000,000 shares of Series A Preferred (the “Parent Preferred Stock”).  All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  The Shares to be issued at the Closing pursuant to Section 1.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

3.3          Authorization of Transaction.  The Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Parent of the Transaction Documentation and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent.  This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against it in accordance with its terms.

3.4          Noncontravention.  Neither the execution and delivery by the Parent of this Agreement or the Transaction Documentation, nor the consummation by the Parent of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of the Parent, (b) require on the part of the Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent is a party or by which it is bound or to which any of its assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Parent or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or any of their properties or assets.

3.5          Exchange Act Reports.  The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of all reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC since October 19, 2009 (such reports are collectively referred to herein as the “Parent Reports”).  The Parent Reports constitute all of the documents required to be filed by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act through the date of this Agreement.  The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  Except as set forth in Section 3.5 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports.  As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Parent is and has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.  Neither the Parent nor any of its subsidiaries is a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent’s or any of its subsidiaries' audited financial statements.

3.6          Compliance with Laws.  Each of the Parent and its Subsidiaries has conducted and operated their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect.

3.7          Litigation.  Except as disclosed in the Parent Reports or in Section 3.7 of the Parent Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, (a) seeks either damages in excess of $25,000 individually, or (b) could have, individually or in the aggregate, a material adverse effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.8          Financial Statements. The audited financial statements of the Parent included in the 2010 Form 10-K as well as the Parent Reports (collectively, the “Parent Financial Statements”), (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and, to the knowledge of the Parent, there has occurred no event or development subsequent to the Form 10-Q filed for the quarter ended September 30, 2010 which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a material adverse effect on the financial condition of the Parent, except as disclosed in any Form 8-K filed by the Parent, and (iv) are consistent with the books and records of the Parent.

3.9          Assets.  The Parent owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

3.10        Tax Matters.  The Parent has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  The Parent has paid on a timely basis all Taxes that were due and payable.  The Parent has not had any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent during a prior period).  All Taxes that the Parent is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

ARTICLE IV
COVENANTS

4.1          Closing Efforts.  Each of the Parties shall use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

4.2          Current Report.  As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”).  Each Party shall use its reasonable efforts to cause the Current Report to be filed with the SEC within four (4) business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.3          Operation of the Company’s Business. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations in the ordinary course business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material adverse respect.

4.4          Registration Statement.  As soon as practicable following the Closing, but in no event later than within ninety (90) days following the Closing, the Parent shall use its best efforts to file with the SEC a registration statement (the “Registration Statement”) registering the resale of the Parent Common Stock, such Registration Statement to include Two Million (2,000,000) shares of the Parent Common Stock to be received by Spetetchii at Closing, as provided in the Registration Rights Agreement.

ARTICLE V
CONDITIONS TO CLOSING

5.1          Conditions to Each Party’s Obligations.  The respective obligations of each Party to proceed to Closing are subject to the satisfaction of the following conditions:

(a)          execution and consummation of all required definitive instruments and agreements in forms acceptable to the parties as set forth in Section 1.3 hereof; and

(b)          that there be no injunction or order in effect by any Governmental Entity prohibiting the Closing.

5.2          Conditions to Obligations of the Parent.  The obligation of the Parent to proceed to Closing is subject to the satisfaction of the following additional conditions:

(a)          the representations and warranties of the Company and the Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a material adverse effect or a material adverse effect on the Company, the Parent, or the ability of the Parties to consummate the transactions contemplated by this Agreement; and

(b)          there have been no material adverse changes to the Company’s business since the date of this Agreement.

5.3          Conditions to Obligations of the Shareholders.  The obligation of the Shareholders to proceed to Closing is subject to the satisfaction of the following additional conditions:

(a)          the representations and warranties of the Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the date of the Closing as though made as of the Closing, except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a material adverse effect or a material adverse effect on the Parent or the ability of the Parties to consummate the transactions contemplated by this Agreement; and

(b)          there have been no material adverse changes to the Parent’s business since the date of this Agreement.

ARTICLE VI
INDEMNIFICATION

6.1          Indemnification by the Parent.  Subject to Section 8.2 of this Agreement, the Parent shall indemnify and hold harmless the Shareholders and their affiliates and their respective successors (and their respective shareholders, officers, directors, employees and agents) (collectively the “Company Indemnified Parties”) from and against any and all damages, fines, fees, penalties, deficiencies, liabilities, claims, losses, demands, judgments, settlements, actions, obligations and costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) that may be asserted against, or paid, suffered or incurred by any Company Indemnified Party that, directly or indirectly, arise out of, result from, are based upon or relate to (a) the inaccuracy, as of the date of this Agreement or the Closing, of any representation or warranty made by the Parent in this Agreement; and (b) any failure by the Parent to perform or fulfill any of its covenants or agreements required to be performed by Parent under this Agreement.

6.2          Indemnification by Petrenko and Spetetchii. Subject to the provision of Section 8.2 below:

(a)           Petrenko and Spetetchii shall indemnify and hold harmless the Parent and its Subsidiaries and their stockholders and their affiliates and their respective successors (and their respective shareholders, officers, directors, employees and agents) (collectively the “Parent Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Parent Indemnified Party that, directly or indirectly, arise out of, result from, are based upon or relate to (i) the inaccuracy, as of the date of this Agreement or the Closing Date, of any representation or warranty made by the Company or the Shareholders in this Agreement; and (ii) any failure by the Company or the Shareholders to perform or fulfill any of its covenants or agreements required to be performed by Company or the Shareholders under this Agreement; and

(b)           Petrenko and Spetetchii respective liabilities under this Agreement, whether arising out of this Agreement or any of the transactions contemplated by the other Transaction Documentation (and regardless whether in contract, tort or other legal theory) shall not exceed the value of the shares received by each Shareholder in the transactions contemplated hereby, and the Parent expressly agrees that its sole recourse in any claim for indemnification shall be in form of shares of the Parent Common Stock received by Petrenko and Spetetchii hereunder.  For all purposes of this Section 6.2, the value of a share of the Parent Common Stock shall be the greater of either (i) the price of the Parent Common Stock as quoted on the NASDAQ Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “WSCU” on the date a demand is made, or (ii) $0.30 per share.  The Parent expressly agrees that it shall not have any claim to any additional monetary damages from either Petrenko or Spetetchii, including, without limitation, any special, consequential, punitive, or other indirect damages.

(c)           In the event that the transactions contemplated hereby shall be successfully challenged after the Closing Date by any party due to failure of the Parent to obtain all necessary and required authorizations, as required by Section 3.3 of this Agreement, the Parent shall make such payment and reimbursements to the Company and each Shareholder in order to place each such Party in the same financial position that such Party occupied prior to the consummation of the transactions contemplated hereby, including, without limitation, such Party’s actual court costs and attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

6.3          Conditions of Indemnity.  As conditions for indemnification by this Article VI: (a) an indemnified party shall promptly notify the indemnifying party in writing of such claim; (b) the indemnifying party shall assume the sole control of the defense or settlement of any claim subject to indemnity; and (c) the indemnified party shall provide reasonable assistance to the indemnifying party at the sole expense of the indemnified party.

6.4          Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall survive the Closing, and shall expire on the date two (2) years following the Closing Date.

6.5          General Release by Petrenko.  Petrenko, on behalf of himself and his successors, heirs, assigns, attorneys, agents and representatives, and each of them, hereby unconditionally and forever, releases, acquits and discharges the Company, as well as any and all of its respective predecessors, successors, owners, parent and subsidiary organizations, any and all of its affiliate entities together with its former and current successors, agents, assigns, attorneys, employees, officers, and directors and each of them, of and from any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description, choate or inchoate, known or unknown, including, without limitation, any and all claims that could have been asserted as a result of any claims arising from or relating to the transactions contemplated by the Transaction Documentation or that arise from or in any way relate to the relationship between Petrenko and the Company.

6.6          General Release by Spetetchii.  Spetetchii, on behalf of himself and his successors, heirs, assigns, attorneys, agents and representatives, and each of them, hereby unconditionally and forever, releases, acquits and discharges the Company, as well as any and all of its respective predecessors, successors, owners, parent and subsidiary organizations, any and all of its affiliate entities together with its former and current successors, agents, assigns, attorneys, employees, officers, and directors and each of them, of and from any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description, choate or inchoate, known or unknown, including, without limitation, any and all claims that could have been asserted as a result of any claims arising from or relating to the transactions contemplated by the Transaction Documentation or that arise from or in any way relate to the relationship between Spetetchii and the Company.

ARTICLE VII
TERMINATION

7.1          Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual written consent of the Parties.

7.2          Termination for Failure to Close.  This Agreement shall be automatically terminated if the Closing Date shall not have occurred by March 31, 2011, unless such date is extended by mutual written consent of the Parties.

7.3          Termination for Failure to Perform Covenants or Conditions.  This Agreement may be terminated prior to the Closing Date:

(a)           by the Parent if: (i) any of the representations and warranties made in this Agreement by the Company or the Shareholders shall not be materially true and correct, when made or at any time prior to consummation of the contemplated transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Company shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

(b)           by the Company or the Shareholders if: (i) any of the representations and warranties of the Parent shall not be materially true and correct when made or at any time prior to consummation of the contemplated transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Parent shall have failed to observe or perform any of its material respective obligations under this Agreement; or (iv) as otherwise set forth herein.

7.4          Remedies.  In the event that any Party shall fail or refuse to consummate the contemplated transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party shall be entitled to obtain from the defaulting party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE VIII
MISCELLANEOUS

8.1          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

8.2          No Joint and Several Liability. The liability and obligations of the Shareholders hereunder for any breach of this Agreement or any representations, warranties and covenants contained herein and for indemnification pursuant to this Agreement are several and not joint.  In any action by the Parent against the Shareholders, the Parent shall be expressly limited to pursue and recover not more than sixty-five percent (65%) of any Losses from Petrenko and thirty-five percent (35%) of any Losses from Spetetchii.

8.3          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

8.4          Further Actions. The Parties hereto shall execute such additional instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8.5          Expenses.  Each party shall be responsible for its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.6          Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

8.7          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8          Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:

Web Merchants Inc.	Busch, Slipakoff & Schuh, LLP
1095 Cranbury S. River Rd., Suite 7	3350 Riverwood Pkwy, Suite 1550
Jamesburg, NJ 08831	Atlanta, GA 30339
Attn: Fyodor Petrenko, President	Attn: Adam Slipakoff, Esq.

If to Petrenko:	Copy to:

Fyodor Petrenko	Busch, Slipakoff & Schuh, LLP
204 Salem Ct, Apt 5	3350 Riverwood Pkwy, Suite 1550
Princeton, NJ 08540	Atlanta, GA 30339
Attn: Adam Slipakoff, Esq.

If to Spetetchii:	Copy to:

Dmitrii Spetetchii	Busch, Slipakoff & Schuh, LLP
52 Pandurilor str., ap. 19	3350 Riverwood Pkwy, Suite 1550
2002 Chisinau	Atlanta, GA 30339
Republic of Moldova	Attn: Adam Slipakoff, Esq.

If to the Parent:	Copy to:

WES Consulting, Inc.	Carl R. Johnston, Esq.
2745 Bankers Industrial Drive	FSB FisherBroyles, LLP
Atlanta, GA 30360	3355 Lenox Rd., Suite 750
Attn: Louis S. Friedman, President	Atlanta, GA 30326

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.9          Governing Law; Attorneys’ Fees.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Georgia.  The prevailing party in any such claim shall be entitled to court expenses and any resulting attorneys’ fees and costs. As used in this Agreement, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

8.10        Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12        Submission to Jurisdiction.  All disputes arising out of or relating to this Agreement or termination thereof shall be submitted to the exclusive jurisdiction of the state courts of DeKalb County, Georgia and the federal court for the Northern District of Georgia, and each Party irrevocably consents to such personal jurisdiction and waives all objections thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.8.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:
WES CONSULTING, INC.

By:	/s/ Louis S. Friedman
Name:	LOUIS S. FRIEDMAN
Title:	President and Chief Executive Officer

COMPANY:
WEB MERCHANTS INC.

By:	/s/ Fyodor Petrenko
Name:	FYODOR PETRENKO
Title:	President

PETRENKO:

/s/ Fyodor Petrenko
FYODOR PETRENKO, personally

SPETETCHII:

/s/ Dmitrii Spetetchii
DMITRII SPETETCHII, personally

[Signature Page 1 of 1 to Stock Purchase Agreement]

Parent Disclosure Schedule

Schedule 3.2 – Capitalization

Common Stock, $.01 par value:

Authorized shares – 175,000,000

Issued and outstanding, as of January 20, 2011 - 63,532,647 shares

Shareholders over 5% of TSO:

Louis S. Friedman	28,394,376

Don Cohen, Inc.	13,022,127

Hope Capital, Inc.	5,150,001

All other shareholders	16,966,143

Total	63,532,647

Preferred Stock, $0.0001 par value:

Authorized shares – 0

Obligated to be issued – 4,300,000 to Louis S. Friedman

On or about February 8, the Parent will cause the following Articles of Amendment to the Amended and Restated Articles of Incorporation of WES Consulting, Inc. to be filed with the Florida Secretary of State, attached as Exhibit A.

Warrants Outstanding:

Belmont Partners LLC	250,000 shares @ $.25 per share, expires September 2, 2012
Brookville Capital Partners	292,479 shares @ $.50 per share, expires June 26, 2014
Brookville Capital Partners	292,479 shares @ $.75 per share, expires June 26, 2014
Brookville Capital Partners	877,435 shares @ $1.00 per share, expires June 26, 2014
Hope Capital	1,000,000 shares @ $1.00 per share, expires June 26, 2014

Options Outstanding:

Non-qualified options	438,456 shares @ $.228, expire October 1, 2012
Incentive Stock Options	770,000 shares @ $.25, expire October 16, 2014
Incentive Stock Options	994,000 shares @ $.15, expire December 15, 2015
Incentive Stock Options	3,236,000 shares authorized to be issued under the 2009 WES Consulting Stock Option Plan

Convertible Notes:

Hope Capital	$375,000 convertible into 1,500,000 shares until August 12, 2012
Hope Capital	$250,000 convertible into 1,000,000 shares until September 2, 2012.

Schedule 3.5 – Exchange Act Reports

There are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports or the predecessor company Liberator, Inc. The most recent comments on the Parent company 14C information were cleared on January 18, 2011. The comments related to the Liberator, Inc. Form 8-K filed on July 2, 2009, the Form 10-K filed on April 15, 2009, and the Registration Statement filed on December 3, 2008 were cleared on November 19, 2010.

Schedule 3.7 – Litigation

On September 1, 2010, Donald Cohen, a former officer, director and independent sales representative of Liberator, Inc., commenced an action against the Company and other defendants including certain current officers and directors,  Cohen v. WES Consulting, Inc., OneUp Innovations, Inc., OneUp Acquisitions, Inc., Liberator, Inc., f/k/a Remark Enterprises, Inc., Remark Enterprises, Inc., Belmont Partners LLC, Louis Friedman, Ronald Scott and Leslie Vogelman , Civil Action File No. 100V10590-8. in the Superior Court of Dekalb County, Georgia. The plaintiff seeks repayment of a shareholder loan in the amount of $29,948 and unspecified amounts of compensatory, punitive, and statutorily trebled damages. The plaintiff alleges breach of fiduciary duty, breach of contract, fraud, and violation of the Georgia Securities Act, among other claims.  The Company intends to vigorously contest the case and has filed a motion to dismiss the lawsuit.  The court has not yet ruled on that motion.

EXHIBIT A

ARTICLES OF AMENDMENT TO THE AMENDED
AND RESTATED ARTICLES OF INCORPORATION
OF WES CONSULTING, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being a Director and the CEO of WES Consulting, Inc. (hereinafter the “Corporation”), a Florida corporation, does hereby certify as follows:

FIRST: The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on February 25, 1999 (Document No. P99000018914), and Amended and Restated as filed with the Secretary of State on September 6, 2006 (collectively the “Amended and Restated Articles of Incorporation”).

SECOND: This amendment to the Articles of Incorporation was approved and adopted by all of the Directors of the Corporation on October 20, 2009 and by a majority of its shareholders on October 20, 2009. To effect the foregoing, the text of Article I and Article III of the Articles of Incorporation are hereby deleted and replaced in their entirety as follows:
“ARTICLE I
NAME

The name of the corporation shall be Liberator, Inc. and shall be governed by Title XXXVI Chapter 607 of the Florida Statutes.”
“ARTICLE III
CAPITAL STOCK

A. The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be one hundred and eighty five million (185,000,000) shares, of which:

(i) Ten Million (10,000,000) shares shall be designated Preferred Stock, $0.0001 par value. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

(ii) One Hundred Seventy Five Million (175,000,000) shares shall be designated Common Stock, $0.01 par value. Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders and shall be eligible for dividends when, and if, declared by the Board of Directors;

B. The Board of Directors has by resolution designated four million three hundred thousand (4,300,000) shares of Preferred stock Series A Convertible Preferred Stock and having such rights and preferences as set forth in the Designation of Rights and Preferences of Series A Convertible Preferred Stock of WES Consulting, Inc. attached hereto as Exhibit B and made a part hereof.”

THIRD: The foregoing amendments were adopted by all of the Directors on October 20, 2009 and by the majority holders of the Common stock of the Corporation pursuant to the Florida Business Corporation Act on October 20, 2009. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this ____ day of _______, 2011.

/s/ Louis S. Friedman
Louis S. Friedman
President & CEO

 Exhibit B
Designation of Rights and Preferences
of
Series A Convertible Preferred Stock
of
WES Consulting, Inc.

WES Consulting, Inc. (the “Corporation”) is authorized to issue ten million (10,000,000) shares of $0.0001 par value preferred stock, none of which has been issued or is currently outstanding. The preferred stock may be issued by the Board of Directors at such times and with such rights, designations, preferences and other terms, as may be determined by the Board of Directors in its sole discretion, at the time of issuance. The Board of Directors of the Corporation has determined to issue a class of preferred stock, $0.0001 par value and to designate such class as “Series A Convertible Preferred Stock” (the “ Series A Convertible Preferred Stock”) initially consisting of four million three hundred thousand (4,300,000) shares which shall have the rights, preferences, privileges, and the qualifications, limitations and restrictions as follows:

(A).	Liquidation Rights.
(i)
Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the shares of the Series A Convertible Preferred Stock then outstanding shall be entitled to receive out of the assets of the Company (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock, or upon any other class or series of stock ranking junior to the Series A Convertible Preferred Stock as to liquidation rights or dividends, $0.232 for each share of Series A Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, plus any dividends declared but unpaid thereon.

(ii)
Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Convertible Preferred Stock in accordance with Section (A)(i) above, the remaining assets of the Company available for distribution to its shareholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

(iii)
If the assets distributable on any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to permit the payment to the holders of the Series A Convertible Preferred Stock of the full preferential amounts attributable thereto, then the entire assets of the Company shall be distributed among the holders of the Series A Convertible Preferred Stock ratably, in proportion to the respective amounts the holders of such shares of Series A Convertible Preferred Stock would be entitled to receive if they were paid in full all preferential amounts.

(iv)
Written notice of such liquidation, dissolution or winding up, stating a payment date or dates, the aggregate amount of all payments to be made, and the place where said sums shall be payable shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of all shareholders of the Company, such notice to be addressed to each holder at his post office address as shown by the records of the Company.  A consolidation or merger of the Company with or into any other Company or Companies not owned or controlled by the Company and in which the Company is not the surviving entity, or the sale or transfer by the Company of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the business of the Company for purposes hereof.

(v)
In the event of a partial liquidation, distribution of assets shall be made so as to give effect to the foregoing provisions. In the event some or all of the proceeds from a liquidation, dissolution or winding up consist of property other than cash, then for purposes of making distributions, the fair value of such non-cash property shall be determined in good faith by the Company’s Board of Directors.

(B).     Voting Rights.  Each issued and outstanding Series A Convertible Preferred Share shall be entitled to the number of votes equal to the result of: (i) the number of shares of common stock of the Company (the “Common Shares”) issued and outstanding at the time of such vote multiplied by 1.01; divided by (ii) the total number of Series A Convertible Preferred Shares issued and outstanding at the time of such vote. At each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors, holders of Series A Convertible Preferred Shares shall vote together with the holders of Common Shares as a single class.

(C).     Conversion.

(i)
The holder of shares of Series A Convertible Preferred Stock shall have the right, subject to the terms and conditions set forth below, to convert each such stock into one share of fully paid and non-assessable Common Stock of the Corporation as hereinafter provided.  Such conversion right shall vest and shall first be available on July 1, 2011.

(ii)
Any holder of one or more shares of Series A Convertible Preferred Stock electing to convert any or all of such shares into Common Stock shall surrender the certificate or certificates evidencing such shares at the principal office of the Corporation, at any time during its usual business hours, and shall simultaneously with such surrender give written notice of his or its intention to convert, stating therein the number of shares of Series A Convertible Preferred Stock to be converted and the name or names (with addresses) of the registered holders of the Series A Convertible Preferred Stock in which the certificate or certificates for Common Stock shall be issued.  Each certificate evidencing shares so surrendered shall be duly endorsed to the Corporation by means of signatures which shall be guaranteed by either a national bank or a member of a national securities exchange.

(iii)
Such conversion shall be deemed to have been made as of the date of receipt by the Corporation of the certificate or certificates (endorsed as herein above provided) representing the shares of Series A Convertible Preferred Stock to be converted and receipt by the Corporation of written notice, as above prescribed; and after such receipt, the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock.

(iv)
Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate evidencing shares in the Corporation and, in the case of such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Corporation, or in the case of any such mutilation, upon the surrender of such certificate for cancellation, the Corporation, will execute and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate, a new certificate for such shares.

(v)
As promptly as practicable after surrender and notice as herein above provided, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder of the shares of Series A Convertible Preferred Stock surrendered for conversion: (a) a certificate or certificates for the number of shares of Common Stock into which such Series A Convertible Preferred Stock has been converted; and (b) if necessary in the case of a conversion of less than all of the shares of Series A Convertible Preferred Stock held by such holder, a new certificate or certificates representing the unconverted shares of Series A Convertible Preferred Stock.

(vi)
Cash dividends declared but theretofore unpaid on the shares of Series A Convertible Preferred Stock so converted after the record date for such dividend shall instead be paid on the shares of Common Stock into which such Series A Convertible Preferred Stock has been converted, pro rata, at such time as cash dividends shall be paid to record holders of the Common Stock generally.

(vi)	All shares of Series A Convertible Preferred Stock at any time converted as herein provided shall be forthwith permanently retired and cancelled and shall under no circumstances be reissued.

(E).      Protective Provisions.  At any time when shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i)	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any deemed liquidation event, or consent to any of the foregoing;

(ii)
create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock  or increase the authorized number of shares of Series A Convertible Preferred Stock.

(F).      Status of Reacquired Shares. Shares of Series A Convertible Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Florida) have the status of authorized and unissued shares of Series A Convertible Preferred Stock issuable in series undesignated as to series and may be re-designated and re-issued.

DISCLOSURE SCHEDULE TO THE

STOCK PURCHASE AGREEMENT

BY AND AMONG

WES CONSULTING, INC.

WEB MERCHANTS INC.

FYODOR PETRENKO

AND

DMITRII SPETETCHII

January 27, 2011

This Disclosure Schedule has been prepared in connection with that certain Stock Purchase Agreement, dated as of January 27, 2011 (the “Purchase Agreement”), by and among WES Consulting, Inc., a Florida corporation (the “Parent”), Web Merchants Inc., a Delaware corporation (the “Company”), Fyodor Petrenko, an individual resident of the State of New Jersey (“Petrenko”), and Dmitrii Spetetchii, an individual resident of the Republic of Moldova (“Spetetchii,” and collectively with Petrenko, the “Shareholders”), and constitutes the schedules referred to in the Purchase Agreement.  All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Purchase Agreement.

The representations and warranties of the Company and the Shareholders in Article II of the Purchase Agreement are made subject to the exceptions and qualifications set forth herein. The schedules are qualified in their entirety by reference to specific provisions of the Purchase Agreement, and are not intended to constitute, and shall not be construed as constituting, separate representations or warranties of the Company or the Shareholders.

The section numbers used herein refer to the Sections in the Purchase Agreement.  Headings and subheadings have been inserted herein for convenience of reference only and shall not have the effect of amending or changing the express description hereof as set forth in the Purchase Agreement.

The inclusion of any information (including dollar amounts) in any section of this Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company or the Shareholders that such information is required to be listed in such section or is material to or outside the ordinary course of the business of the Company, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).  The information contained in this Disclosure Schedule is disclosed solely for purposes of the Purchase Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of applicable law or breach of contract).

The information provided in this Disclosure Schedule is being provided solely for the purpose of making the disclosures to the Parent under the Purchase Agreement.  Neither the Company nor either Shareholder assumes any responsibility to any person that is not a party to the Purchase Agreement for the accuracy of any information contained herein. The information was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable law, this information is disclosed in confidence for the purposes contemplated in the Purchase Agreement and is subject to the confidentiality provisions of any other agreements entered into by the parties.

In disclosing this information, the Company and the Shareholders expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

Disclosure Schedule 2.2

Capitalization

The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, no par value per share (the “Company Shares”).  There are Six Hundred Sixteen (616) Company Shares issued and outstanding as follows:

Shareholder	Number of Shares Owned	Percentage Owned
Fyodor Petrenko	400	64.94%

Dmitrii Spetetchii	216	35.06%

Total	616	100.00%

[Disclosure Schedule 2.2 – Page 1 of 1]

Disclosure Schedule 2.12

Leases

The Company leases its principal office and a warehouse, located at 1095 Cranbury S River Rd., Suites 6 and 7, Jamesburg, NJ 08831, pursuant to that certain Forsgate Lease Agreement, dated as of February 23, 2006, as amended on May 14, 2007 (collectively, the “Lease Agreement”), by and between the Company and Forsgate Industrial Complex, a New Jersey LLP, 400 Hollister Road, Teterboro, NJ 07608.  The Lease Agreement will expire on March 31, 2011 in accordance with its terms and conditions.

[Disclosure Schedule 2.12 – Page 1 of 1]